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                                                               EXHIBIT(a)(1)(vi)

            FORM OF LETTER/EMAIL TO REJECTED TENDERING OPTION HOLDERS
                            [RUSS BERRIE LETTERHEAD]

Dear Participant:

Unfortunately, your Letter of Transmittal in connection with the Company's Offer to Purchase Specified Options was either inaccurate or incomplete and was not accepted by the Company. If you wish to tender any of your eligible options, you must submit a new Letter of Transmittal. Sue Bach (Finance Dept.) for the Company must be in receipt of a properly completed Letter of Transmittal before 5:01 P.M., Eastern Time, on June 29, 2004, unless the offer is extended. If we do not receive an accurate and complete Letter of Transmittal from you before the deadline, all eligible options currently held by you will remain intact at their original price and original terms.

If you have any questions, please contact Arnold Bloom, Vice President and General Counsel (extension 7373), Eva Goldenberg, Vice President - Human Resources (extension 7392) or John Wille, Vice President and CFO (extension
7340) at (800) 631-8465.

Thank you.

                                      Sincerely,

                                      _______________________________________